Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Aesthetic Medical International Holdings Group Limited on Form F-3 (File No. 333-265667) of our report dated April 23, 2026, with respect to the consolidated balance sheets of Aesthetic Medical International Holdings Group Limited as of December 31, 2025 and 2024, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2025, which report is included in this Annual Report on Form 20-F of Aesthetic Medical International Holdings Group Limited for the year ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Singapore
April 23, 2026